EXHIBIT 99

HEILIG-MEYERS COMPANY REPORTS FISCAL 1999 SECOND QUARTER RESULTS

         Heilig-Meyers Company (NYSE:HMY) today reported consolidated results for the second quarter ended August 31, 1998. Net earnings were $8.8 million or $0.15 per share, compared to $9.3 million or $0.16 per share in the prior year. Total revenues for the quarter increased 14.4% to $675.0 million, compared to $590.2 million for the quarter ended August 31, 1997. For the three-month period comparable store sales increased 3.7%.

         For the six months ended August 31, 1998, net earnings were $19.0 million compared to $23.0 million in the prior year. Earnings per share were $0.32 compared to $0.41 for the six months ended August 31, 1997. Revenues for the six months rose to $1.3 billion from $1.2 billion in the prior year while comparable store sales increased 3.0%.

         William C. DeRusha, Chairman and Chief Executive Officer, noted that the Company's Heilig-Meyers Furniture division, which represents approximately 60% of consolidated revenues, has made sound progress towards stated goals. Same store sales in these stores increased approximately 3.0% during the quarter, while operating margins were in line with expectations. He also commented that management was pleased with operating margins in the Mattress Discounters division, as second quarter results were well ahead of expectations despite a shift of the Labor Day weekend from the second to the third quarter. Mr. DeRusha also noted that integration of recent acquisitions and format conversions in the Company's RoomStore division were proceeding according to management's expectations.

         Management stated that the shortfall in consolidated earnings for the quarter was primarily related to the Company's Rhodes division. Rhodes, in its first quarter of operation under a new merchandising and advertising format, recorded a same store sales increase of 2.3%. However, while sales were improved versus the same period in the prior year, they were significantly short of plan and accordingly had a material impact on consolidated earnings given the investment the Company is making to reposition this division to a higher-end retail format. Mr. DeRusha noted that stores in larger metropolitan markets had generally responded favorably to the transition and were making progress toward stated objectives. However, he added that in markets where customer response to the format repositioning has been significantly slower, management has made refinements to the fall advertising and marketing program in an effort to improve results.

         Heilig-Meyers Company is the Nation's largest retailer of furniture, bedding and related items. As of August 31, 1998, the Company operated 1,246 stores: 815 as Heilig-Meyers, 229 as Mattress Discounters, 101 as Rhodes, 69 as The RoomStore and 32 in Puerto Rico as Berrios.




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                                                   HEILIG-MEYERS COMPANY
                                            CONSOLIDATED STATEMENTS OF EARNINGS
                                       (Amounts in thousands except per share data )


                                                    Three Months Ended                         Six Months Ended
                                                        August 31,                                August 31,
                                            -----------------------------------      -------------------------------------

                                                  1998                1997                  1998                 1997
                                                  ----                ----                  ----                 ----
Revenues:
       Sales                                $      596,360      $      515,162       $     1,190,155      $     1,004,202
       Other income                                 78,647              75,050               153,791              152,335
                                            ---------------     ---------------      ----------------     ----------------
            Total revenues                         675,007             590,212             1,343,946            1,156,537
                                            ---------------     ---------------      ----------------     ----------------

Costs and expenses:
       Costs of sales                              405,831             343,961               799,263              663,943
       Selling, general and administrative         213,935             193,815               431,231              379,802
       Interest                                     18,986              16,101                38,126               31,529
       Provision for doubtful accounts              22,494              21,933                45,693               44,861
                                            ---------------        ------------      ----------------     ----------------
            Total costs and expenses               661,246             575,810             1,314,313            1,120,135
                                            ---------------     ---------------      ----------------     ----------------

Earnings before provision for income taxes          13,761              14,402                29,633               36,402

Provision for income taxes                           5,003               5,123                10,681               13,362
                                            ---------------     ---------------      ----------------     ----------------

Net earnings                                $        8,758      $        9,279       $        18,952      $        23,040
                                            ===============     ===============      ================     ================

Net earnings per share of common stock:
       Basic                                $         0.15      $         0.17       $          0.32      $          0.42
                                            ===============     ===============      ================     ================
       Diluted                              $         0.15      $         0.16       $          0.32      $          0.41
                                            ===============     ===============      ================     ================


Weighted average shares:
       Basic                                        59,077              56,003                58,945               55,208
                                            ===============     ===============      ================     ================
       Diluted                                      59,571              56,917                59,621               56,082
                                            ===============     ===============      ================     ================


Cash dividends per share of common stock    $         0.07      $         0.07       $          0.14      $          0.14
                                            ===============     ===============      ================     ================










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                                                   HEILIG-MEYERS COMPANY
                                           CONSOLIDATED CONDENSED BALANCE SHEETS
                                                   (Amounts in thousands)


                                                                         August 31,                         February 28,
                                                                            1998                                1998

                                                                   -----------------------              ----------------------

ASSETS

Current assets:
        Cash                                                       $          35,166                    $         48,779
        Accounts receivable, net                                             354,742                             392,765
        Retained interest in securitized
              receivables                                                    174,592                             182,158
        Inventories                                                          539,648                             542,868
        Other current assets                                                 168,472                             126,978
                                                                   ------------------                   -----------------
             Total current assets                                          1,272,620                           1,293,548
                                                                   ------------------                   -----------------

Property and equipment, net                                                  389,176                             398,151
Other assets                                                                  62,986                              55,321
Excess costs over net assets acquired, net                                   345,274                             350,493
                                                                   ------------------                   -----------------

                                                                   $       2,070,056                    $      2,097,513
                                                                   ==================                   =================



LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
        Notes payable                                              $         248,500                    $        260,000
        Long-term debt due within one year                                   151,159                              22,365
        Accounts payable                                                     201,868                             203,048
        Accrued expenses                                                     193,312                             216,738
                                                                   ------------------                   -----------------
             Total current liabilities                                       794,839                             702,151
                                                                   ------------------                   -----------------

Long-term debt                                                               583,926                             715,271
Deferred income taxes                                                         70,059                              70,937
Total stockholders' equity                                                   621,232                             609,154
                                                                   ------------------                   -----------------

                                                                   $       2,070,056                    $      2,097,513
                                                                   ==================                   =================
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